Nobel Learning Communities, Inc. Reports Improved
                      Third Quarter and Nine-Month Results

      WEST CHESTER, Pa., May 7 /PRNewswire-FirstCall/ -- Nobel Learning Communities, Inc. (Nasdaq: NLCI), a leading operator of private preschools, elementary schools, and middle schools, today reported results for the third quarter and first nine months of fiscal 2008, which ended March 29, 2008.

      Third quarter 2008 revenues were $53,328,000, up 8.4% from $49,218,000 for the third quarter of fiscal 2007. Third quarter operating income was $4,330,000, up 23.9% compared to third quarter 2007 operating income of $3,496,000. Net income for the third quarter was $2,507,000, or $0.24 per diluted share, compared to 2007 third quarter net income of $2,495,000, or $0.23 per diluted share. Net income in the current quarter was up 13.6% and diluted earnings per share were up 14.3% from the third quarter of 2007 after excluding a net benefit in the period last year of $289,000, or $0.02 per diluted share that resulted from a gain on an asset held for sale offset by accelerated depreciation.

      Results in the current quarter were driven by higher revenue from newly opened or acquired schools and tuition increases at comparable schools. These results were partially offset by slight reductions in average enrollments and ancillary revenue as well as expenses incurred primarily at newly opened schools during their initial ramp-up periods.


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

      George Bernstein, President and Chief Executive Officer of Nobel Learning Communities, Inc., stated, "Third quarter earnings rose better than 14% on revenues that increased over 8% from a year ago as we continue to gain leverage from our increasing scale and improving efficiencies. Since embarking on the growth phase of our strategy this fiscal year, we have increased the number of schools we operate by 14%. These schools contributed 11% of our total year-to-date revenue, although twelve of the net twenty-one newly acquired schools have only been onboard since March. We expect that these recent acquisitions will have a more significant impact on our future results. This strategic combination of new school development and opportunistic acquisitions enables us to open new growth markets as well as leverage our brand and investment in existing markets. We remain committed to accelerating growth both organically and through acquisition to build stockholder value."

      For the third quarter, comparable school revenue increased 2.6%, as a 3.8% tuition increase more than compensated for lower average school enrollments. Average school enrollments in the third quarter are up sequentially from the second quarter as we continue to add students at our schools. However, this year's third quarter increase was marginally lower than last year's third quarter increase, primarily due to softer enrollments in our most economically sensitive markets. Enrollment in our before- and after-school programs was also marginally lower than a year ago.

      School gross profit for the third quarter of fiscal 2008 was $8,987,000, up from $8,436,000 in the third quarter of fiscal 2007. Comparable school gross margin was 17.4%, up from 17.2% in the third quarter of fiscal 2007. The consolidated gross margin was 16.9% in the current quarter, down from 17.1% in the year earlier period, primarily due to an increase in normal start-up costs from the opening of four new schools during fiscal 2008. Third quarter 2008 general and administrative expenses were down $283,000 from the third quarter of 2007 and dropped to 8.7% of revenue compared to 10.0% a year ago, mainly due to lower corporate compensation costs and depreciation expense.

      Nine Month Results

      Nine month revenues were $149,167,000 in 2008, up 11.4% from $133,881,000 in 2007. Net income for the first nine months of 2008 was $4,343,000. Fully diluted earnings per share for the first nine months of 2008 were $0.41, up 7.9% compared to nine month 2007 diluted earnings per share of $0.38. Earnings per share for the first three quarters of 2008 were up 41.4% compared to nine month 2007 earnings per share net of all non-recurring items discussed above and shown in the table below.


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      About Nobel Learning Communities

      Nobel Learning Communities, Inc. is a national network of 172 nonsectarian private schools, including preschools, elementary schools, and middle schools in 14 states across the nation. Nobel Learning Communities provides high quality private education, with small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning Communities also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone(R) summer program, learning support programs, and specialty high schools. For more information on Nobel Learning Communities, please visit http://www.NobelLearning.com.

      Safe Harbor Statement

      Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward- looking statements. Potential risks and uncertainties include changes in ability to hire and retain qualified personnel, competitive market demand and conditions, ability to find affordable real estate, ability to obtain the capital required to implement plans, government regulations, changes in economic conditions reducing demand or need for private schools, potential negative publicity and defense against such, environmental health conditions, the small number of shareholders with majority control, effective financial reporting controls, competitive conditions including tuition price sensitivity, execution of growth strategy, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

      In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. Adjusted Net Income and the related earnings per share figures in this release are non-GAAP financial measures. Adjusted Net Income excludes the special items described elsewhere in this release. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors to evaluate and compare the Company's results from operations generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

SOURCE Nobel Learning Communities, Inc.


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

                        Nobel Learning Communities, Inc.
                      Consolidated Statements of Operations
 For the Thirteen and Thirty-nine Weeks Ended March 29, 2008 and March 31, 2007
    (Amounts in thousands except per share data; net income per share totals may not sum due to rounding)
                                   (Unaudited)

                                                                           Thirteen Weeks Ended      Thirty-nine Weeks Ended
                                                                        -------------------------   -------------------------
                                                                         March 29,     March 31,     March 29,      March 31,
                                                                            2008         2007          2008          2007
                                                                        -----------   -----------   -----------   -----------
Revenues                                                                $    53,328   $    49,218   $   149,167   $   133,881
                                                                        -----------   -----------   -----------   -----------
Gross profit                                                                  8,987         8,436        20,966        18,850
General and administrative expenses                                           4,657         4,940        13,580        12,856
                                                                        -----------   -----------   -----------   -----------
Operating income                                                              4,330         3,496         7,386         5,994
   Interest expense                                                             117           185           270         1,315
   Other income                                                                  (2)          (21)         (318)       (3,850)
                                                                        -----------   -----------   -----------   -----------
Income from continuing operations before income taxes                         4,215         3,332         7,434         8,529
Income tax expense                                                            1,650         1,300         2,905         3,326
                                                                        -----------   -----------   -----------   -----------
Income from continuing operations                                             2,565         2,032         4,529         5,203
Income (Loss) from discontinued operations, net of income tax effect            (58)          463          (186)       (1,189)
                                                                        -----------   -----------   -----------   -----------
Net income                                                                    2,507         2,495         4,343         4,014
Preferred stock dividends                                                        --            62            --           325
                                                                        -----------   -----------   -----------   -----------
Net income applicable to common stockholders                            $     2,507   $     2,433   $     4,343   $     3,689
                                                                        ===========   ===========   ===========   ===========

Weighted average diluted common shares outstanding:                          10,633        10,636        10,629        10,573

Income from continuing operations                                       $      0.24   $      0.19   $      0.43   $      0.49
Income (Loss) from discontinued operations                                    (0.01)         0.04         (0.02)        (0.11)
                                                                        -----------   -----------   -----------   -----------
Net income per diluted share                                            $      0.24   $      0.23   $      0.41   $      0.38
                                                                        ===========   ===========   ===========   ===========

                  Reconciliation of GAAP to non-GAAP Net Income

                                               Thirteen Weeks  Thirty-nine Weeks
                                                   Ended              Ended
                                               March 31, 2007     March 31, 2007
                                               --------------  -----------------
Net income                                      $     2,495       $     4,014

Recovery of note receivable, net of tax                  --            (2,013)
Sale of assets, net of tax                               --              (189)
Lease reserve, net of tax                                --             1,242
Loan origination fees, net of tax                        --               343
Accelerated depreciation, net of tax                    208               208
Sale of assets, net of tax                             (497)             (497)
                                                -----------       -----------
Total adjustments, net of tax                          (289)             (906)

Adjusted net income                             $     2,206       $     3,108
                                                ===========       ===========

Weighted average diluted shares outstanding          10,636            10,573

                                                -----------       -----------
Adjusted net income per share                   $      0.21       $      0.29
                                                ===========       ===========


                                                   As of              As of
Selected Balance Sheet data:                  March 29, 2008      June 30, 2007
                                              --------------      -------------

Cash and cash equivalents                       $     1,163       $     3,814
Property and equipment, net                          26,785            24,412
Goodwill and intangible assets, net                  72,939            51,681
Deferred revenue                                     15,287            12,835
Total debt                                           17,325                --
Stockholder's equity                            $    59,351       $    54,218

Number of schools                                       172               151


Certain reclassifications have been made to the prior year condensed financial statements to current period presentation.

Certain financial information is presented on a rounded basis, which may cause minor differences.


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